Exhibit 99.1

GeoMet Announces Financial and Operating Results for the Quarter Ended September 30, 2010

Houston, Texas— November 10, 2010-GeoMet, Inc. (NASDAQ: GMET) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter ended September 30, 2010.

J. Darby Seré, GeoMet’s Chairman and Chief Executive Officer, had the following comments, “Our Adjusted EBITDA for the nine months ended September 30, 2010 was up approximately 50% from the prior year period and our Adjusted Net Income was $2.6 million, up $5.1 million from a loss in the prior year period. We are pleased that our 2010 financial results continue to reflect positively on the actions we have taken since the first quarter of 2009: materially reducing our operating and administrative costs, hedging prudently to mitigate our risk to further declines in natural gas prices, aligning our capital expenditures with our internal cash flows and settling long standing litigation which opened up approximately 80 new drilling locations in Virginia. In September, we closed a $40 million offering of convertible redeemable preferred stock which allowed us to reduce bank debt by $37.2 million in connection with a new three year bank credit facility. We believe the foundation is in place to resume our growth strategy.”

Third Quarter 2010 Financial and Operating Results

For the quarter ended September 30, 2010, GeoMet reported net income available to common stockholders of $4.2 million. Earnings per share were $0.11 per basic share and $0.10 per diluted share. Included in net income available to common stockholders was a $5.1 million, or $0.11 per fully diluted share, pre-tax, non-cash, mark-to-market gain on natural gas derivative contracts. Also included in net income available to common stockholders was a $1.6 million, or $0.04 per fully diluted share, unrealized gain from the change in fair value of the derivative liability associated with our Series A Convertible Redeemable Preferred Stock. The Company received net cash payments of $1.8 million from the settlement of natural gas derivative contracts during the current quarter.

For the quarter ended September 30, 2009, GeoMet reported a net loss available to common stockholders of $48.3 million. Loss per share was $1.24 per basic and diluted share. Included in the net loss available to common stockholders for the quarter ended September 30, 2009 was a $69.1 million, or $1.77 per fully diluted share, pre-tax, non-cash impairment to the Company’s gas properties and a $3.6 million, or $0.09 per fully diluted share, pre-tax, non-cash, mark-to-market loss on natural gas derivative contracts. The Company received net cash payments of $3.2 million from the settlement of natural gas derivative contracts during the prior year quarter.

Adjusted Net Income for the quarter was $0.4 million as compared to Adjusted Net Loss of $0.6 million in the prior year quarter. Adjusted Net Income (Loss) is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted Net Income (Loss) to Net Income (Loss) Available to Common Stockholders.

Adjusted EBITDA for the quarter increased to $5.1 million from $3.4 million in the prior year quarter. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net Income (Loss) Available to Common Stockholders.

Gas sales for the quarter were $8.2 million as compared to gas sales of $6.4 million in the third quarter of 2009. The average natural gas price during the quarter was $4.47 per Mcf as compared to $3.36 per Mcf in the prior year quarter. The average natural gas price, adjusted for realized gains on natural gas derivative contracts, was $5.45 per Mcf during the third quarter of 2010 versus $5.03 per Mcf for the same period in 2009.

Average net gas sales volumes for the quarter ended September 30, 2010 were 20,057 Mcf per day, a 3% decrease from the same quarter in 2009. The decrease in production was largely due to shutting in certain uneconomic wells and production declines of four other wells due to operational issues at our Gurnee field in the Cahaba Basin in Alabama. The resulting decrease in production at Gurnee was approximately 778 Mcf per day. This decrease in production was partially offset by an increase of approximately 336 Mcf per day in our Pond Creek field in the Central Appalachian Basin in Virginia and West Virginia.

Capital expenditures for the quarter ended September 30, 2010 were $3.6 million as compared to $2.2 million for the same quarter in the prior year.

Nine Months Ended September 30, 2010 Financial and Operating Results

For the nine months ended September 30, 2010, GeoMet reported net income available to common stockholders of $8.5 million. Earnings per share were $0.22 per basic share and $0.21 per diluted share. Included in net income available to common stockholders was a $9.8 million, or $0.24 per fully diluted share, pre-tax, non-cash, mark-to-market gain on natural gas derivative contracts. Also included in net income available to common stockholders was a $1.6 million, or $0.04 per fully diluted share, unrealized gain from the change in fair value of the derivative liability associated with our Series A Convertible Redeemable Preferred Stock. Net income available to common stockholders for the period was reduced by $1.4 million, or $0.03 per fully diluted share, from a non-recurring charge relating to a terminated financing transaction and a terminated effort to sell certain gas properties. The Company received net cash payments of $5.5 million from the settlement of natural gas derivative contracts during the current period.

For the nine months ended September 30, 2009, GeoMet reported a net loss available to common stockholders of $155.5 million. Loss per share was $3.98 per basic and diluted share. Included in the net loss available to common stockholders for the nine months ended September 30, 2009 was a $236.4 million, or $6.05 per fully diluted share, pre-tax, non-cash impairment to the Company’s gas properties and a $5.5 million, or $0.14 per fully diluted share, pre-tax, non-cash, mark-to-market loss on natural gas derivative contracts. The Company received net cash payments of $8.6 million from the settlement of natural gas derivative contracts during the prior year period.

Adjusted Net Income for the nine months ended September 30, 2010 was $2.6 million as compared to Adjusted Net Loss of $2.5 million in the prior year period. Adjusted Net Income (Loss) is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted Net Income (Loss) to Net Income (Loss) Available to Common Stockholders.

Adjusted EBITDA for the nine months ended September 30, 2010 increased to $14.1 million from $9.5 million in the prior year period. Adjusted EBITDA for the period was reduced by $1.4 million, or $0.03 per fully diluted share, from a non-recurring charge related to a terminated financing transaction and a terminated effort to sell certain gas properties. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net Income (Loss) Available to Common Stockholders.

Gas sales for the nine months ended September 30, 2010 were $25.8 million as compared to gas sales of $22.7 million in the third quarter of 2009. The average natural gas price during the nine months ended September 30, 2010 was $4.70 per Mcf as compared to $3.99 per Mcf in the prior year period. The average natural gas price, adjusted for realized gains on natural gas derivative contracts, was $5.70 per Mcf during the nine months ended September 30, 2010 versus $5.50 per Mcf for the same period in 2009.

Average net gas sales volumes for the nine months ended September 30, 2010 were 20,109 Mcf per day, a 4% decrease from the same period in 2009. The decrease in production was largely due to shutting in certain uneconomic wells and production declines of four other wells due to operational issues at our Gurnee field in the Cahaba Basin in Alabama. The resulting decrease in production at Gurnee was approximately 823 Mcf per day. This decrease in production was partially offset by an increase of approximately 154 Mcf per day in our Pond Creek field in the Central Appalachian Basin in Virginia and West Virginia.

Capital expenditures for the nine months ended September 30, 2010 were $8.4 million as compared to $7.7 million for the same period in 2009.

Forward-Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

Conference Call Information

GeoMet will hold its quarterly conference call to discuss the results for the quarter ended September 30, 2010 on November 11, 2010 at 10:30 a.m. Central Time. To participate, dial (877) 719-9789 a few minutes before the call begins. Please reference GeoMet, Inc. conference ID 2185432. The call will also be broadcast live over the Internet from the Company’s website at www.geometinc.com. A replay of the conference call will be available for replay through November 24, 2010. The replay dial in number is (888) 203-1112 Pass code 2185432.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com), John Baldissera with BPC Financial at (800) 368-1217, or visit our website at www.geometinc.com.

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Gas sales	$8,239	$6,394	$25,784	$22,684
Operating fees and other	77	97	223	272

Total revenues	8,316	6,491	26,007	22,956
Expenses:
Total production expenses	4,200	4,678	12,696	16,018
Depreciation, depletion and amortization	1,561	5,169	4,657	10,187
Impairment of gas properties	—	69,146	—	236,441
General and administrative	1,206	1,853	3,999	7,007
Terminated transaction costs	—	—	1,403	—
Realized gains on derivative contracts	(1,825)	(3,169)	(5,496)	(8,626)
Unrealized (gains) losses on derivative contracts	(5,096)	3,567	(9,764)	5,526

Total operating expenses	46	81,244	7,495	266,553
Operating income (loss)	8,270	(74,753)	18,512	(243,597)
Unrealized gain from change in fair value of derivative liability	1,596	—	1,596	—
Other expenses & interest, net	(1,526)	(1,376)	(4,180)	(3,753)

Income (loss) before income taxes	8,340	(76,129)	15,928	(247,350)
Income tax (expense) benefit	(3,813)	27,786	(7,136)	91,895

Net income (loss)	$4,527	$(48,343)	$8,792	$(155,455)

Income (loss) per share:
Net income (loss)	$4,527	$(48,343)	$8,792	$(155,455)
Accretion of preferred stock	(73)	—	(73)	—
Accrued paid-in-kind dividends	(236)	—	(236)	—

Net income (loss) available to common stockholders	$4,218	$(48,343)	$8,483	$(155,455)

Basic	$0.11	$(1.24)	$0.22	$(3.98)

Diluted	$0.10	$(1.24)	$0.21	$(3.98)

Weighted average number of common shares:
Basic	39,321	39,140	39,242	39,063

Diluted	45,007	39,140	41,208	39,063

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2010	December 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$698	$974
Accounts receivable	2,151	2,909
Inventory	1,448	2,132
Derivative asset – natural gas hedges	9,591	2,564
Other current assets	1,211	475

Total current assets	15,099	9,054

Property and equipment – net	102,607	98,698

Other noncurrent assets:
Derivative asset – natural gas hedges	3,498	761
Deferred income taxes	48,095	51,805
Other	2,212	610

Total other noncurrent assets	53,805	53,176

TOTAL ASSETS	$171,511	$160,928

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$6,354	$5,170
Accrued liabilities	2,147	2,808
Deferred income taxes	3,783	157
Derivative liability – interest rate swaps	152	724
Asset retirement liability	57	108
Current portion of long-term debt	131	122

Total current liabilities	12,624	9,089

Long-term debt	79,885	119,996
Asset retirement liability	5,272	4,862
Other long-term accrued liabilities	48	73
Derivative liability – Series A Convertible Redeemable Preferred Stock	16,882	—

TOTAL LIABILITIES	114,711	134,020

Mezzanine equity:
Series A Convertible Redeemable Preferred	20,620	—

Stockholders’ equity	36,180	26,908

TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY	$171,511	$160,928

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2010	2009
Net cash provided by operating activities	$11,651	$6,861
Net cash used in investing activities	(7,283)	(11,113)
Net cash (used in) provided by financing activities (1)	(4,656)	2,906
Effect of exchange rates changes on cash	12	67

Decrease in cash and cash equivalents	(276)	(1,279)
Cash and cash equivalents at beginning of period	974	2,097

Cash and cash equivalents at end of period	$698	$818

(1)	On September 14, 2010, the Company issued and sold 4,000,000 shares of Series A Convertible Redeemable Preferred Stock, par value $0.001 per share, at a price of $10.00 per share. After paying transaction fees and expenses, the Company used the net proceeds of approximately $37.2 million to reduce outstanding bank debt.

GEOMET, INC.

OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net sales volumes (MMcf)	1,845	1,901	5,490	5,690
Per Mcf data ($/Mcf):
Average natural gas sales price	$4.47	$3.36	$4.70	$3.99
Differential to NYMEX (1)	$0.08	$(0.03)	$0.10	$0.06
Average natural gas sales price realized (2)	$5.45	$5.03	$5.70	$5.50
Adjusted lease operating expense (3)(4)	$1.52	$1.63	$1.56	$1.91
Compression expenses	$0.42	$0.48	$0.41	$0.47
Transportation expense	$0.17	$0.17	$0.17	$0.24
Production taxes	$0.12	$0.13	$0.13	$0.15
Total production expenses, as adjusted (3)	$2.23	$2.41	$2.27	$2.77
Depletion	$0.78	$0.95	$0.78	$1.79

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
POND CREEK FIELD
Net sales volumes (MMcf)	1,349	1,318	3,962	3,920
Per Mcf data ($/Mcf):
Lease operating expense	$1.17	$1.27	$1.25	$1.38
Compression expense	$0.42	$0.41	$0.39	$0.38
Transportation expense	$0.23	$0.23	$0.24	$0.33
Production taxes	$0.16	$0.11	$0.17	$0.12
Total production expenses	$1.98	$2.02	$2.05	$2.21

GURNEE FIELD
Net sales volumes (MMcf)	455	527	1,395	1,620
Per Mcf data ($/Mcf):
Adjusted lease operating expense (3)(4)	$2.37	$2.55	$2.15	$2.57
Compression expense	$0.45	$0.55	$0.40	$0.56
Production taxes (5)	$0.01	$0.64	$0.05	$0.23
Total production expenses, as adjusted (3)	$2.83	$3.74	$2.60	$3.36

(1)	The difference between the average natural gas price for the period, before the impact of gains and losses on natural gas derivative contracts, and the final average settlement price for natural gas contracts on the New York Mercantile Exchange (“NYMEX”) for each month during the applicable period weighted by gas sales volumes.
(2)	Average realized price includes the effects of realized gains on natural gas derivative contracts.

(3)	Produced water disposal fees are recorded in revenues on the Statement of Operations. Lease operating expense per Mcf has been adjusted for produced water disposal fees because the fees serve to offset operating expenses. See Reconciliation of Adjusted Lease Operating Expense.
(4)	The decrease in adjusted lease operating expense from the prior year is primarily due to the continued success of a company-wide cost reduction strategy implemented in April 2009.
(5)	The decreases in production taxes per Mcf for the three and nine months ended September 30, 2010 were due to refunds received in March and August 2010 for production taxes related to our Gurnee field.

GEOMET, INC.

CONSOLIDATED INTEREST RATE SWAPS AND

NATURAL GAS DERIVATIVE CONTRACT POSITIONS

At September 30, 2010, the Company had the following natural gas collar positions:

Period	Volume (MMBtu)	Sold Ceiling	Bought Floor
October 2010	124,000	$6.80	$5.50
October 2010	124,000	$6.35	$5.50
November 2010 through March 2011	604,000	$7.45	$6.50

	852,000

At September 30, 2010, the Company had the following natural gas swap positions:

Period	Volume (MMBtu)	Price
October 2010	124,000	$5.70
October 2010	93,000	$6.30
November 2010 through March 2011	604,000	$6.67
November 2010 through March 2011	906,000	$7.27
April 2011 through October 2011	856,000	$6.37
April 2011 through October 2011	856,000	$5.37
April 2011 through October 2011	856,000	$5.43
November 2011 through March 2012	608,000	$7.12
November 2011 through March 2012	608,000	$6.12
April 2012 through October 2012	856,000	$5.73
November 2012 through March 2013	604,000	$6.42

	6,971,000	$6.42

At September 30, 2010, the Company had the following interest rate swap positions:

Description	Effective date	Maturity date	Fixed rate (1)	Notional amount
Floating-to-fixed swap	12/14/2007	12/14/2010	3.86%	$15,000,000
Floating-to-fixed swap	1/6/2009	1/6/2011	1.38%	$5,000,000

				$20,000,000

(1)	The floating rate paid by the counterparty is the British Bankers’ Association LIBOR rate.

GEOMET, INC.

RECONCILIATION OF ADJUSTED EBITDA TO

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income (loss) available to common stockholders	$4,218	$(48,343)	$8,483	$(155,455)
Add: Accretion of preferred stock	73	—	73	—
Add: Accrued paid-in-kind dividends	236	—	236	—
Add: Interest expense, net of interest income and amounts capitalized	1,502	1,380	4,138	3,766
Add (Deduct): Other expense (income)	25	(4)	42	(13)
Add (Deduct): Income tax expense (benefit)	3,813	(27,786)	7,136	(91,895)
Add : Depreciation, depletion and amortization	1,561	5,169	4,657	10,187
Add: Impairment of gas properties	—	69,146	—	236,441
(Deduct) Add: Unrealized (gains) losses on derivative contracts	(5,096)	3,567	(9,764)	5,526
(Deduct): Unrealized gain from change in fair value of derivative liability – Series A Convertible Redeemable Preferred Stock	(1,596)	—	(1,596)	—
Add: Stock based compensation	222	160	302	661
Add: Accretion expense	121	111	363	324

Adjusted EBITDA	$5,079	$3,400	$14,070	$9,542

The table above reconciles net income (loss) available to common stockholders to Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) available to common stockholders before net interest expense, other non-operating income, income taxes, depreciation, depletion and amortization before unrealized (gains) losses on derivative contracts, stock-based compensation and accretion expense. Although Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), management believes that it is useful to GeoMet and to an investor in evaluating our company because it is a widely used measure to evaluate a company’s operating performance.

GEOMET, INC.

RECONCILIATION OF ADJUSTED NET INCOME (LOSS) TO

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net income (loss) available to common stockholders	$4,218	$(48,343)	$8,483	$(155,455)
Accretion of preferred stock	73	—	73	—
Accrued paid-in-kind dividends	236	—	236	—
Impairment of gas properties	—	69,146	—	236,441
Unrealized (gains) losses on derivative contracts, net of tax	(5,096)	3,567	(9,764)	5,526
Unrealized gain from change in fair value of derivative liability – Series A Convertible Redeemable Preferred Stock	(1,596)	—	(1,596)	—
Accelerated Depletion – Canada	—	2,742	—	2,742
Terminated transaction costs	—	—	1,403	—
Effect of income taxes	2,557	(27,759)	3,803	(91,711)

Adjusted Net Income (Loss)	$392	$(647)	$2,638	$(2,457)

The table above reconciles net income (loss) available to common stockholders to Adjusted Net Income (Loss). Adjusted Net Income (Loss) is calculated by eliminating unrealized (gains) losses on derivative contracts from net income (loss) available to common stockholders, impairments to our gas properties, terminated transaction costs, and their related tax effects to arrive at Adjusted Net Income (Loss). The tax effects are determined by calculating the tax provision for GAAP net income (loss) available to common stockholders and comparing the results to the tax provision for Adjusted Net Income (Loss), which excludes the adjusting items. The difference in the tax provision calculations represents the effect of income taxes. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period are different. Although Adjusted Net Income (Loss) is a non-GAAP measure, we believe it is useful information for investors because the unrealized (gains) losses relate to derivative contracts that hedge our production in future months. The gains associated with derivative contracts that hedge current production are recognized in net income (loss) available to common stockholders and are not eliminated in determining Adjusted Net Income (Loss). The adjustment better matches (gains) losses on derivative contracts with the period when the underlying hedged production occurs.

GEOMET, INC.

RECONCILIATION OF ADJUSTED LEASE OPERATING EXPENSE

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Lease operating expense	$2,877	$3,195	$8,798	$11,113
Deduct: Produced water disposal fees	77	97	222	272

Adjusted lease operating expense	$2,800	$3,098	$8,576	$10,841

The table above reconciles lease operating expense to adjusted lease operating expense. Adjusted lease operating expense is calculated by eliminating the produced water disposal fees from lease operating expense to arrive at adjusted lease operating expense. Although adjusted lease operating expense is a non-GAAP measure, we believe it is useful information for investors because produced water disposal fees are recorded as operating fees and other on the Statement of Operations. Lease operating costs per Mcf are adjusted for produced water disposal fees because the fees serve to offset operating expenses. The adjustment better matches lease operating expense with the natural gas sales revenues it is associated with.